Exhibit 10(ee)

Amendment to the
FPL Group, Inc.
Split Dollar Agreements

Whereas, FPL Group, Inc. (the "Corporation") and the key executives and highly compensated employees set forth on the attached Exhibit (the "Participants") have entered into Split Dollar Agreements (the "Agreements"), the subject matter of which are policies insuring the lives of the Participants; and

Whereas, the Internal Revenue Service has indicated that split dollar arrangements will become subject to new rules regulating nonqualified deferred compensation under Internal Revenue Code Section 409A and its corresponding regulations ("Section 409A"), which impose significant limitations and potential excise taxes on the Participants in regard to the Agreements; and

Whereas, pursuant to Paragraph 10 of the Agreements, the Agreements may be revoked or amended in whole or in part by a written notice signed by the Corporation; and

Whereas, in order to avoid the Agreements becoming subject to 409A, the Corporation has determined that it is in the best interest of the Corporation and the Participants to terminate the Agreements and provide Participants with a comparable benefit in lieu of that provided under the Agreements.

Now, therefore, the Agreements are hereby terminated effective on the date of this Amendment.

Dated: This 31st day of December, 2007.

FPL GROUP, INC.

By:	ROBERT H. ESCOTO

Title:	VICE PRESIDENT HUMAN RESOURCES